EXECUTION VERSION
CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

ROYALTY PURCHASE AGREEMENT
XENCOR, INC.
as Seller
- and -
OCM LIFE SCIENCES PORTFOLIO LP
as Purchaser

November 3, 2023

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-i-
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-ii-
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-iii-
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-iv-
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THIS ROYALTY PURCHASE AGREEMENT made as of the 3rd day of November, 2023.
BETWEEN:
XENCOR, INC.,
a corporation existing under the laws of the State of Delaware,
(hereinafter referred to as “Seller”)
- and -
OCM LIFE SCIENCES PORTFOLIO LP,
a limited partnership formed under the laws of the Province of Ontario,
(hereinafter referred to as “Purchaser”).
WHEREAS capitalized terms have the meanings specified in Section 1.1;
AND WHEREAS Seller is a party to the License Agreement;
AND WHEREAS Seller desires to sell, transfer, assign and convey to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, Seller’s right, title and interest in and to the Purchased Accounts, upon and subject to the terms and conditions set forth in this Agreement;
NOW THEREFORE in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:
Article 1
DEFINED TERMS AND RULES OF CONSTRUCTION
1.1Defined Terms
For the purposes of this Agreement, unless the context otherwise requires, the following terms have the respective meanings specified below, and grammatical variations of such terms have corresponding meanings:
“Accounts” means the Royalty Payments and Milestone Payment during the Purchased Accounts Period;
“Affiliate” means:
(a)with respect to any Person (including Purchaser), any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; and
(b)with respect to Purchaser, any Person in respect of which OMERS Administration Corporation, as administrator of the OMERS primary pension plan and trustee of the pension funds thereunder, holds, directly or indirectly, more than 50% of the equity interests (economic) of such Person.
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For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have corresponding meanings;
“Agreement” means this Royalty Purchase Agreement, including the Schedules and Exhibits attached hereto;
“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets;
“Applicable Withholding Certificate” means, for United States federal withholding tax purposes, a valid, true and properly executed IRS Form W-9 (or any applicable successor form) if Purchaser is a “United States person” (as defined in Section 7701(a)(30) of the Code) or a valid, true and properly executed applicable IRS Form W-8 (or any applicable successor form) certifying that Purchaser is exempt from United States federal withholding tax with respect to all payments in respect of the Purchased Accounts;
“Bankruptcy Laws” means bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally;
“Bill of Sale” means that certain Bill of Sale and Assignment to be entered into by Seller and Purchaser substantially in the form of Exhibit A;
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Monrovia, California or Toronto, Ontario are authorized or required by Applicable Law to remain closed;
“Closing” has the meaning specified in Section 6.1;
“Closing Payment” has the meaning specified in Section 2.2(a);
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder;
“Confidential Information” has the meaning specified in Section 5.8(b);
“Encumbrance” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement in the nature of a security interest, in each case to secure payment of a debt or performance of an obligation;
“Escrow Account” means the “Joint Concentration Account” as defined in the Escrow Agreement;
“Escrow Agent” means U.S. Bank National Association;
“Escrow Agreement” means that certain Escrow Agreement to be entered by Seller, Purchaser and the Escrow Agent substantially in the form of Exhibit B;
“European Territory” means the countries in Europe that are listed in Exhibit C and any new countries that may be constituted from time to time from any of the land and territories comprising such countries as of the Closing Date;
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“Excluded Assets” means, collectively:
(c)the Seller IP Assets;
(d)any and all Royalty Payments to the extent attributable to Net Sales of the Relevant Product sold prior to July 1, 2023, including the true-up payment pursuant to Section 3 of the Second Amendment in respect of Uncollected Sales (as defined in the Second Amendment);
(e)all fees and milestone payments pursuant to Sections 5.1, 5.2, 5.3, 5.4 and 5.5(i) through (x) of the License Agreement;
(f)the Retained Accounts;
(g)any and all other rights of Seller to payment, compensation or consideration under or in respect of the License Agreement (other than (i) the Purchased Accounts, (ii) Proceeds payable to Seller in respect of unpaid Purchased Accounts and (iii) Proceeds payable to Seller as a result of actions taken by Seller in accordance with Sections 5.5 and 5.10 of this Agreement that are to be shared with Purchaser in accordance with such Sections).
“Excluded Liabilities and Obligations” has the meaning specified in Section 2.3;
“Financial Crime Laws” mean all Applicable Law of the United States of America, the United Nations Security Council, the European Union, any Member State of the European Union, Canada, Japan and the United Kingdom relating to the prevention of bribery, corruption, money laundering, terrorist financing, facilitation of tax evasion, fraud or substantially similar or related activities;
“Financing Statements” means the financing statements and continuation statements with respect to such financing statements, when applicable, referred to in Section 2.1(b);
“Fundamental Representations” has the meaning specified in Section 7.5;
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;
“Indemnified Party” has the meaning specified in Section 7.2(a);
“Indemnifying Party” has the meaning specified in Section 7.2(a);
“Judgment” means any judgment, order, injunction writ or decree;
“Knowledge” means:
(h)with respect to Seller, the actual knowledge of Bassil Dahiyat, John Kuch, Celia Eckert or Robin Silva, in each case after due inquiry of employees of Seller who would reasonably be expected to have knowledge of the relevant matters based on their roles at Seller; and
(i)with respect to Purchaser, the actual knowledge of Robert Missere or Bernhard Wu,
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in each case (clauses (a) and (b)), without any requirement to make any inquiries of third parties (including Licensee) or any Governmental Authority, or to perform any search of any public registry office or system;
“License Agreement” means that certain Option and License Agreement effective as of January 28, 2013 between Licensee (as successor to Alexion Pharmaceuticals, Inc.) and Seller, as amended by the First Amendment to Option and License Agreement dated as of June 14, 2019, as further amended by the Second Amendment to Option and License Agreement dated as of November 28, 2022 (the “Second Amendment”), and also includes the Licensee Consent;
“Licensed Products” has the meaning specified in the License Agreement;
“Licensee” means Alexion Pharma International Operations Limited (formerly known as Alexion Pharma Holding and as successor to Alexion Pharmaceuticals, Inc.);
“Licensee Consent” means the consent agreement dated as of November 2, 2023 between Seller and Licensee pursuant to which, among other things, Licensee consents to the transactions contemplated by this Agreement;
“Licensee Direction” has the meaning specified in Section 5.1(a);
“Licensee Late Payment” means any interest payable by Licensee to Seller due to late payment of Royalty Payments or Milestone Payment pursuant to Section 6.2 of the License Agreement.
“Listed Patents” has the meaning specified in Section 3.11(a);
“Losses” has the meaning specified in 7.1(a);
“Material Adverse Change” means any one or more of:
(j)a material adverse effect on the right or ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents;
(k)a material adverse effect on the validity or enforceability of the Transaction Documents against Seller or the rights of Purchaser thereunder;
(l)a material adverse effect on the rights of Seller under the License Agreement; or
(m)a material adverse effect on the value of the Purchased Accounts (including the timing, amount or duration thereof);
“Milestone Payment” means the milestone payment of Twenty Million Dollars ($20,000,000) that is payable based on the milestone event of first time that the aggregate Net Sales of the Relevant Product in the Territory exceeds Two Billion Dollars ($2,000,000,000) in a calendar year as set forth in Section 5.5.1(xi) of the License Agreement, together with the interest (if any) that is payable in respect of such milestone payment pursuant to Section 6.2 of the License Agreement. For clarity, Milestone Payment does not include any other milestone payments owed by Licensee to Seller under the License Agreement.
“Modification” has the meaning specified in Section 5.4(c);
“Net Sales” has the meaning specified in the License Agreement and, for greater certainty, includes that portion of Alexion Recoveries (as defined in the License
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Agreement) that are treated as Net Sales pursuant to Section 8.3.2 of the License Agreement;
“Notice of Assignment” means the notice dated September 3, 2014 delivered by Alexion Pharmaceuticals, Inc. (“API”) to Seller regarding the assignment by API of its rights and obligations under the License Agreement to Licensee;
“Notice of Option Exercise” means the notice dated November 11, 2015 delivered by Licensee to Seller exercising the Option pursuant to Section 3.2.2 of the License Agreement;
“Option” has the meaning specified in the License Agreement;
“Option Fee” has the meaning specified in the License Agreement;
“Parties” means, collectively, Seller and Purchaser, and “Party” means either of them;
“Payment Suspension Period” has the meaning specified in the License Agreement;
“Permitted Seller Assignment” has the meaning specified in Section 5.6(b);
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity;
“Proceeds” means all amounts received by Seller from any Person as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to, and to the extent involving, the Accounts (other than such amounts that relate exclusively to the Retained Accounts);
“Purchaser Participated Audit” has the meaning specified in Section 5.3(c);
“Purchase Price” has the meaning specified in Section 2.2;
“Purchased Accounts” means, collectively:
(n)in respect of Net Sales of the Relevant Product in the Territory that occur during the period commencing on July 1, 2023 and ending on December 31, 2025, 100% of all Royalty Payments (it being understood and agreed that none of the Royalty Payments that are payable to Seller pursuant to the License Agreement in respect of Net Sales of the Relevant Product in the Territory that occur during such period are Retained Accounts);
(o)in respect of Net Sales of the Relevant Product in the Territory that occur during each calendar year during the period commencing on January 1, 2026 and ending on December 31, 2028, 100% of the Royalty Payments for the first Thirty-Five Million Dollars ($35,000,000) in a calendar year (it being understood and agreed that for each calendar year, any Royalty Payments in excess of Thirty-Five Million Dollars ($35,000,000) that are payable to Seller pursuant to the License Agreement in respect of Net Sales of the Relevant Product in the Territory are Retained Accounts);
(p)in respect of Net Sales of the Relevant Product in the Territory that occur during each calendar year from and after January 1, 2029, 100% of the Royalty Payments for the first Twelve Million Dollars ($12,000,000) in a calendar year (it being understood and agreed that for each calendar year, any Royalty Payments in excess of Twelve Million Dollars ($12,000,000) that are payable to Seller
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pursuant to the License Agreement in respect of Net Sales of the Relevant Product in the Territory are Retained Accounts); and
(q)in respect of Milestone Payment for the Relevant Product in the Territory, Eighteen Million Dollars ($18,000,000) of the Twenty Million Dollars ($20,000,000) (it being understood and agreed that Two Million Dollars ($2,000,000) of the Twenty Million Dollars ($20,000,000) that are payable to Seller pursuant to the License Agreement in respect of Milestone Payment is a Retained Account).
For clarity, although Licensee Late Payment will not be considered for purposes of calculating the first Thirty-Five Million Dollars ($35,000,000) under clause (b), Twelve-Million Dollars ($12,000,000) under clause (c), and Eighteen Million Dollars ($18,000,000) under clause (d), Licensee Late Payment for the applicable Accounts will be considered to be part of Purchased Accounts.
“Purchased Accounts Period” means, with respect to any country, the period beginning on (and including) July 1, 2023 and ending on (and including) the earliest of:
(r)the date on which the obligation to make Royalty Payments pursuant to Section 5.6 of the License Agreement expires with respect to such country; and
(s)the later of (i) the effective date of termination of the License Agreement pursuant to Section 11.1(b) of the License Agreement, and (ii) the effective date of termination of all Sublicensee Direct Licenses;
“Purchaser GP” means OCM Life Sciences Portfolio G.P. Inc., in its capacity as general partner of Purchaser;
“Purchaser Indemnified Party” has the meaning specified in Section 7.1(a);
“Relevant Product” means Ultomiris® (ravulizumab);
“Representatives” means:
(t)with respect to Purchaser, (i) Purchaser GP, (ii) Purchaser’s limited and general partners, and (iii) Purchaser’s and Purchaser GP’s directors, officers, employees, attorneys, consultants and advisors; and
(u)with respect to Seller, its directors, officers, employees attorneys, consultants and advisors;
“Retained Accounts” means the portion of the Accounts that does not constitute Purchased Accounts;
“Royalty Payment” means, with respect to any country in the Territory, each earned royalty payment payable by Licensee pursuant to Section 5.6 of the License Agreement in respect of Net Sales of the Relevant Product sold in such country, after giving effect to any Royalty Reduction applicable thereto, together with the interest (if any) that is payable in respect of such royalty payments pursuant to Section 6.2 of the License Agreement;
“Royalty Reduction” means any Royalty Payments that are discharged, suspended, or deferred in accordance with Section 8.3.2 or Section 11.3.4 of the License Agreement;
“Royalty Reports” means the reports required to be delivered by Licensee pursuant to Section 6.1 of the License Agreement;
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“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the United States of America, the United Nations Security Council, the European Union, any Member State of the European Union, Canada or the United Kingdom, or any of the respective Governmental Authorities of any of the foregoing;
“Second Amendment” has the meaning specified in the definition of License Agreement;
“Seller Account” means the bank account of Seller listed in Exhibit D or such other bank account as Seller specifies in a written notice to Purchaser from time to time;
“Seller Disclosure Letter” has the meaning specified in the preamble to Article 3;
“Seller Indemnified Party” has the meaning specified in Section 7.1(b);
“Seller IP Assets” means, collectively:
(v)the Xencor Technology (as defined in the License Agreement);
(w)any rights to research, develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products; and
(x)any other intellectual property or other proprietary rights of any kind that are owned or held by, or licensed to, Seller;
“Specified Infringement” has the meaning specified in Section 5.10(a);
“Sublicensee” has the meaning specified in the License Agreement;
“Sublicensee Direct License” means any sublicense granted by Licensee that, following termination of the License Agreement, becomes a direct license and obligation between Seller and the applicable Sublicensee pursuant to Section 3.4 of the License Agreement;
“Supplementary Protection Certificate” means a certificate as defined in Regulation (EC) No 469/2009 concerning the supplementary protection certificate for medicinal products;
“Term” has the meaning specified in Section 8.1;
“Territory” means worldwide;
“Third Party Claim” has the meaning specified in Section 7.2(a);
“Transaction Documents” means this Agreement, the Bill of Sale and the Escrow Agreement;
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware;
“Valid Claim” has the meaning specified in the License Agreement;
“Voting Securities” means, with respect to any Person, securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person; and
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“Xencor Patents” has the meaning specified in the License Agreement.
1.2Rules of Construction
Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:
(a)the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;
(b)references to an “Article”, “Section”, or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Exhibit to this Agreement;
(c)references to a “Schedule” followed by a number refer to the specified Schedule to the Seller Disclosure Letter;
(d)the provision of table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
(e)words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;
(f)the word “including” is deemed to mean “including without limitation”;
(g)any reference to any agreement (including this Agreement) means such agreement as amended, modified, replaced or supplemented from time to time;
(h)all dollar amounts (“$”) refer to U.S. dollars;
(i)any reference to any statute includes all regulations made under or in connection with that statute, as amended, modified, replaced or supplemented from time to time, and any reference to a specific provision of any statute or regulation also refers to any successor provision thereto of like or similar effect;
(j)any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;
(k)whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day; and
(l)references in this Agreement to any term defined in the License Agreement and to any Section or other provision of the License Agreement refer to such term, Section or other provision of the License Agreement as in existence on the date of this Agreement, unless such term, Section or other provision of the License Agreement is amended, modified, supplemented or waived from time to time in compliance with Section 5.4(c) of this Agreement, in which case such references in this Agreement shall be to such term, Section or other provision of the License Agreement as so amended, modified, supplemented or waived from time to time.
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Article 2
PURCHASE AND SALE OF THE PURCHASED ACCOUNTS
1.1Purchase and Sale
(a)Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, Seller’s right, title and interest in and to the Purchased Accounts, free and clear of any and all Encumbrances other than those Encumbrances created in favor of Purchaser by the Transaction Documents.
(b)It is the intention of the Parties that the sale, transfer, assignment and conveyance contemplated by this Agreement shall constitute a sale of the Purchased Accounts from Seller to Purchaser and not a financing transaction, borrowing or loan; and accordingly, Seller will treat the sale, transfer, assignment and conveyance of the Purchased Accounts as sales of “accounts” in accordance with the UCC and Seller does hereby authorize Purchaser, from and after the date hereof, to file or to cause to be filed such financing statements (and continuation statements with respect to such financing statements when applicable) naming Seller as the seller and Purchaser as the purchaser of the Purchased Accounts as may be necessary to perfect such sale. If, notwithstanding the intent of the Parties in this regard, the sale, transfer, assignment and conveyance contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement and Seller does hereby grant first priority security interests in and to the Purchased Accounts and any “proceeds” thereof (as such term is defined in the UCC), for the benefit of Purchaser to secure payment to Purchaser of amounts equal to the Purchased Accounts as they become due and payable under the License Agreement, and Seller does hereby authorize Purchaser to file or to cause to be filed such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interests.
1.2Purchase Price
In full consideration for the sale, transfer, assignment and conveyance of the Purchased Accounts, and subject to the terms and conditions set forth herein, Purchaser shall pay (or cause to be paid) to Seller the following amounts (collectively, the “Purchase Price”):
(a)on the date hereof, $192,500,000 (the “Closing Payment”); and
(b)within ten (10) Business Days following receipt by Purchaser of the Royalty Report for the calendar quarter ending June 30, 2024, $12,000,000 (the “Purchase Milestone Payment”); provided, however, that the Purchase Milestone Payment shall only be payable if all of the following conditions are satisfied:
(i)the aggregate amount of Net Sales of the Relevant Product sold in all countries in the European Territory during the period commencing on July 1, 2023 and ending on June 30, 2024, as indicated in the applicable Royalty Reports, is equal to or greater than $790,000,000; and
(ii)the aggregate amount of Net Sales of the Relevant Product sold in all countries in the Territory during the period commencing on July 1, 2023 and ending on June 30, 2024, as indicated in the applicable Royalty Reports, is equal to or greater than $3,250,000,000, and the associated Royalty Payments in respect thereof during such period is equal to or greater than $48,750,000, and for purposes of the foregoing clauses (i) and (ii), the Net Sales of the Relevant Product reported in the applicable Royalty Reports will be converted to U.S. dollars using the “USD conversion” rate provided in such Royalty Reports.
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For greater certainty, if any of the conditions in Section 2.2(b) is not satisfied, Purchaser shall not have any obligation to pay, and Seller shall not have any right to receive, the Purchase Milestone Payment (in whole or in part).
1.3No Assumed Obligations; No Assigned Rights
(a)Notwithstanding any provision in this Agreement, any other Transaction Document or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Accounts and is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement. All such liabilities and obligations of Seller or Seller’s Affiliates shall be retained by and remain liabilities and obligations of Seller or Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”), and as between Seller and Purchaser, Seller shall remain exclusively responsible for the satisfaction and performance of the Excluded Liabilities and Obligations.
(b)Notwithstanding any provision in this Agreement, any other Transaction Document or any other writing to the contrary, Seller is selling, transferring and conveying only the Purchased Accounts and, except as expressly set forth in this Agreement, is not assigning any rights or powers of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement.
1.4No Purchase or Sale of Excluded Assets
Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement, all Excluded Assets.
Article 3
REPRESENTATIONS OF SELLER
Except as set forth on Exhibit E (the “Seller Disclosure Letter”), Seller hereby represents to Purchaser as of the date hereof as follows and acknowledges that Purchaser is relying on these representations and warranties in connection with the transactions contemplated by this Agreement:
1.1Organization
Seller is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
1.2Authorization and Enforceability
Seller has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by Seller. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable Bankruptcy Laws, general equitable principles and principles of public policy.
1.3No Conflicts
None of the execution and delivery by Seller of any of the Transaction Documents, the performance by Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will conflict with or result in a
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breach or default under (a) any Applicable Law or any Judgment of any Governmental Authority, to which Seller may be subject or bound, (b) any term or provision of any contract to which Seller is a party, or (c) any term or provision of the License Agreement, except, in each case, for any such conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
1.4Ownership of Purchased Accounts
Seller is the sole owner of, has good title to, and holds all right and interest in and to the Purchased Accounts, free and clear of all Encumbrances, other than those Encumbrances created in favor of Purchaser pursuant to this Agreement. Upon payment of the Closing Payment, Purchaser will be the sole owner of, will have good title to, and will hold all right and interest in and to the Purchased Accounts, free and clear of all Encumbrances other than those Encumbrances created in favor of Purchaser under the Transaction Documents. Seller has full right to sell, transfer, assign and convey the Purchased Accounts to Purchaser. There are no contracts, agreements or understandings (whether written or oral) to which Seller is a party and which are in effect as of the date hereof pursuant to which any third party has any right, entitlement or privilege to or in respect of the Purchased Accounts, in whole or in part, other than the Transaction Documents.
1.5Governmental and Third Party Authorizations
The execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of any of the transactions contemplated hereunder and thereunder (including the sale, transfer, assignment and conveyance of the Purchased Accounts to Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority having jurisdiction over Seller or any other Person, except for those that have been previously obtained or made and the Financing Statements.
1.6No Litigation
There is no pending or, to the Seller’s Knowledge, threatened action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator against Seller that, individually or in the aggregate, (a) would reasonably be expected to result in a Material Adverse Change or (b) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by the Transaction Documents.
1.7No Brokers’ Fees
Seller is solely responsible for any commission or broker’s fee owing in connection with the transactions contemplated by this Agreement, the full amount of which is included in the Excluded Liabilities and Obligations.
1.8Compliance with Laws
Seller is not in violation of and, to the Knowledge of Seller, is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with any violation of, any Applicable Law or any Judgment of any Governmental Authority, in each case that would reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, (a) Seller is not, and has not been in the three (3) years prior to the date of this Agreement, in violation of any Sanctions or Financial Crime Laws, and (b) Seller is not conducting, and has not conducted in the three (3) years prior to the date of this Agreement, any business dealings or activities in violation of Sanctions or in any other manner that would expose Seller to the risk of adverse measures pursuant to Sanctions.
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1.9License Agreement
(a)Schedule 3.9(a) sets forth true, correct and complete copies of:
(i)the License Agreement;
(ii)the Notice of Assignment;
(iii)the Notice of Option Exercise;
(iv)all Royalty Reports delivered, as of the date of this Agreement, to Seller by Licensee pursuant to the License Agreement; and
(v)all material written notices delivered, as of the date of this Agreement, to Seller by Licensee, or to Licensee by Seller, in each case since January 1, 2018 pursuant to the License Agreement in relation to the Royalty Payments and the milestone payments payable thereunder or that would reasonably be expected to constitute or result in a Material Adverse Change.
(b)The License Agreement is (i) in full force and effect, (ii) the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Licensee, and (iii) enforceable against Seller and, to the Knowledge of Seller, Licensee, in accordance with its terms, subject in each case, as to enforcement of remedies, to Bankruptcy Laws, general equitable principles and principles of public policy.
(c)Seller is not in breach or violation of, or in default under, the License Agreement in any material respect, and, to the Knowledge of Seller, Licensee is not in breach or violation of or in default under the License Agreement in any material respect, in each case in such a manner that would reasonably be expected to adversely affect the value of the Purchased Accounts (including the timing, amount or duration thereof).
(d)Licensee validly exercised the Option in respect of the Relevant Product in accordance with Section 3.2.2 of the License Agreement by delivery of the Notice of Option and the payment in full of the Option Fee to Seller.
(e)The Relevant Product is a Licensed Product.
(f)Seller has not waived its right to receive payment in respect of any portion of the Royalty Payments or the Milestone Payment, in whole or in part, or released Licensee, in whole or in part, from its obligation to pay the Royalty Payments or the Milestone Payment in accordance with the License Agreement.
(g)To the Knowledge of Seller, no event has occurred that would give Licensee the right to terminate the License Agreement, in whole or in part, or to cease paying the Royalty Payments or the Milestone Payment thereunder in accordance with the terms thereof. Seller has not received any written notice from Licensee challenging the validity or enforceability of the License Agreement or the obligation to pay the Royalty Payments or the Milestone Payment under the License Agreement in accordance with the terms thereof. Seller has not agreed with Licensee to terminate the License Agreement in whole or in part.
(h)Seller has not consented to an assignment by Licensee of the License Agreement in whole or in part, and Seller does not have Knowledge of any assignment by Licensee of the License Agreement except the assignment described in the Notice of Assignment.
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(i)Other than the License Agreement, there are no contracts (whether written or oral) between Seller and Licensee that adversely affect the value of the Purchased Accounts (including the timing, amount or duration thereof).
(j)Seller has received from Licensee all of the Royalty Payments and milestone payments that Seller is entitled to receive pursuant to the License Agreement based on the information provided in the Royalty Reports that Seller has received from Licensee, including the true-up payment pursuant to Section 3 of the Second Amendment. To the Knowledge of Seller, Seller has not received any payments from Licensee on account of Royalty Payments or Milestone Payment that would otherwise have comprised part of the Purchased Accounts.
(k)To the Knowledge of Seller, (i) Licensee is not, and has not been in the three (3) years prior to the date of this Agreement, in violation of any Sanctions or Financial Crime Laws, and (ii) Licensee is not conducting, and has not conducted in the three (3) years prior to the date of this Agreement, any business dealings or activities in violation of Sanctions or in any other manner that would expose Seller to the risk of adverse measures pursuant to Sanctions.
(l)Seller has not received from Licensee any written notice of any sublicense granted by Licensee under Section 3.4 of the License Agreement with respect to the Relevant Product.
(m)Seller has not exercised its audit right under Section 6.5 of the License Agreement.
(n)No Payment Suspension Period has occurred, or is currently occurring, pursuant to Section 8.3.2 of the License Agreement.
(o)Seller has not delivered to, or received from, Licensee a notice of dispute arising out of or in connection with the License Agreement pursuant to Section 12.1 of the License Agreement, other than any dispute that has been fully resolved prior to the date hereof.
(p)Seller has not made any claim for indemnification by Licensee pursuant to Section 10.1 of the License Agreement, and Licensee has not made any claim for indemnification by Seller pursuant to Section 10.2 of the License Agreement.
1.10Solvency
Following consummation of the transactions contemplated by this Agreement:
(a)the fair saleable value of the assets of Seller will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities;
(b)the present fair saleable value of the assets of Seller will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured;
(c)Seller will be able to pay its debts, liabilities and other obligations, including contingent obligations, as they come due in the ordinary course; and
(d)Seller will not be rendered insolvent under applicable Bankruptcy Laws.
1.11Intellectual Property
(a)The issued patents, Supplementary Protection Certificates, pending Supplementary Protection Certificates and pending patent applications listed in Schedule 3.11(a) are referred to in this Agreement as the “Listed Patents”. Schedule 3.11(a) specifies:
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(i)with respect to each Listed Patent that is an issued patent:
(A)the jurisdiction in which such Listed Patent has been issued as a patent; and
(B)the patent number of such Listed Patent;
(ii)with respect to each Listed Patent that is a Supplementary Protection Certificate:
(A)the jurisdiction in which such Listed Patent has been granted; and
(B)the Supplementary Protection Certificate number of such Listed Patent;
(iii)with respect to each Listed Patent that is a pending Supplementary Protection Certificate:
(A)the jurisdiction in which such Listed Patent is pending; and
(B)the Supplementary Protection Certificate application number of such Listed Patent.
(iv)with respect to each Listed Patent that is a pending patent application:
(A)the jurisdiction in which such Listed Patent is pending; and
(B)the patent application number of such Listed Patent.
The Listed Patents include all Xencor Patents (including, for the avoidance of doubt, any Supplementary Protection Certificates and for purposes of Sections 5.10 and 5.11 any future Licensed Patents) that are reasonably necessary or useful to make, have made, use, sell, have sold, offer for sale or import the Relevant Product. With respect to each jurisdiction in which there is a Listed Patent, there is at least one Listed Patent in each such jurisdiction that has at least one Valid Claim, that to the Knowledge of Seller, would be infringed by the sale of the Relevant Product but for the license granted under the License Agreement.
(b)There are no pending or, to the Knowledge of Seller, threatened inter partes reviews, post-grant reviews, injunctions, claims, suits, actions, citations, summons, subpoenas, complaints, arbitrations, mediations, demands, decrees, disputes, disagreements, litigations, interferences, re-examinations, reissue applications/proceedings, oppositions, hearings, inquiries, investigations, or like proceedings (collectively, “Disputes”) involving any of the Listed Patents. Except as set forth in Schedule 3.11(b), the Listed Patents are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.
(c)Seller is the owner of the entire right, title and interest in each of the Listed Patents, free and clear of any Encumbrances (other than (i) the License Agreement (and any Encumbrances referred to therein), (ii) any licenses granted to third parties under the Listed Patents (and any Encumbrances referred to therein) that are not licenses to apply the Xencor Technology to a Target Compound where the Target is mammalian C5 (where “Xencor Technology,” “Target Compound,” and “Target” are defined in the License Agreement, and for the avoidance of doubt, the mammalian C5 Target includes all variants, orthologs and fragments) and do not otherwise conflict with the license granted to Licensee under the License Agreement, and (iii) any Encumbrances arising by operation of Applicable Law). Seller has not received any written notice that any Person other than Seller has a claim to ownership of any of the Listed Patents.
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(d)To the Knowledge of Seller, the duty of candor and good faith in dealing to the United States Patent and Trademark Office has been met for the Listed Patents.
(e)Except as set forth in Schedule 3.11(e) of the Seller Disclosure Letter:
(i)to the Knowledge of Seller, each of the issued Listed Patents is valid and enforceable;
(ii)Seller has not, and, to the Knowledge of Seller, Licensee has not, received any written notice or written legal opinion that alleges that any of the Listed Patents is invalid or unenforceable;
(iii)none of the issued Listed Patents have lapsed, expired or otherwise been terminated other than pursuant to the expiration of their natural terms;
(iv)Seller has not, and to the Knowledge of Seller, Licensee has not, received any written notice relating to the lapse, expiration or other termination of any of the Listed Patents other than pursuant to the expiration of their natural terms; and
(v)subsequent to the issuance of the Listed Patents, Seller has not filed any disclaimer or made or permitted any other voluntary reduction in the term or subject matter claimed in any of the Listed Patents.
(f)Seller has not, and to the Knowledge of Seller, Licensee has not, received any written notice from any Person, and otherwise has no Knowledge, that there is a Person who is or claims to be an inventor under any of the Listed Patents who is not a named inventor thereof.
(g)Seller has not received any written notice from any Person, and otherwise has no Knowledge, of any claim by any Person asserting that the discovery, development, manufacture, marketing, importation, distribution, sale, offer for sale or use of the Relevant Product infringes or will infringe any Person’s patents or other intellectual property rights.
(h)Except as set forth in Schedule 3.11(h) of the Seller Disclosure Letter, to the Knowledge of Seller, there is no Person who is engaging in or has engaged in any activity that infringes upon any of the issued Listed Patents.
(i)Seller:
(i)has been prosecuting and maintaining the Listed Patents pursuant to Section 8.2 of the License Agreement, including timely filing and maintaining supplementary protection certificates or like counterparts with respect to the Listed Patents where available and commercially reasonable to pursue except as set forth in Schedule 3.11(i); and
(ii)has paid, or caused to be paid, all required maintenance fees and like payments with respect to the issued Listed Patents.
1.12UCC Representations and Warranties
(a)Seller’s exact legal name is, and for the preceding ten years has been, “Xencor, Inc.”
(b)Seller is, and for the preceding five years has been, a corporation existing under the laws of the State of Delaware, with its principal place of business located in the State of California.
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1.13Taxes
(a)No deduction or withholding for or on account of any tax has been made from any Royalty Payment or milestone payment by Licensee to Seller under the License Agreement, and Seller has not received any written notice from Licensee that any such deduction or withholding will be required or requested in the future.
(b)Seller has filed (or caused to be filed) all material tax returns and material tax reports required to be filed under Applicable Law and has paid all material taxes required to be paid, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to Seller, as in effect from time to time.
Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as of the date hereof as follows and acknowledges that Seller is relying on these representations and warranties in connection with the transactions contemplated by this Agreement:
1.1Organization
Purchaser is a limited partnership formed and existing under the laws of the Province of Ontario. Purchaser GP is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and is the sole general partner of Purchaser.
1.2Authorization and Enforceability
Purchaser GP, in its capacity as general partner of Purchaser, has all powers and authority to execute and deliver, and to perform Purchaser’s obligations under, the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents by Purchaser GP, in its capacity as general partner of Purchaser, and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser GP, in its capacity as general partner of Purchaser. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable Bankruptcy Laws, general equitable principles and principles of public policy.
1.3No Conflicts
None of the execution and delivery by Purchaser GP, in its capacity as general partner of Purchaser, of any of the Transaction Documents, the performance by Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach or default under, (a) any Applicable Law or any Judgment of any Governmental Authority, to which Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, may be subject or bound, (b) any term or provision of any contract to which Purchaser or Purchaser GP, in its capacity as general partner of Purchaser, is a party or (c) any term or provision of any of the organizational documents of Purchaser or Purchaser GP.
1.4Governmental and Third Party Authorizations
The execution and delivery of the Transaction Documents by Purchaser GP, in its capacity as general partner of Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order,
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authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority having jurisdiction over Purchaser or Purchaser GP, except for those that have been previously obtained or made.
1.5No Litigation
There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) before any Governmental Authority, court or arbitrator pending or, to the Knowledge of Purchaser, threatened, against Purchaser or Purchaser GP, that, in each case, challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents.
1.6No Brokers’ Fees
Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
Article 5
COVENANTS
The Parties covenant and agree as follows, in each case during the Term:
1.1Payments on Account of the Purchased Accounts
(a)Promptly following the Closing on the date hereof, Seller shall deliver a written notice to the Licensee (with a copy to Purchaser) advising that the Closing has occurred and directing Licensee to thereafter pay the Royalty Payments and the Milestone Payment to the Escrow Account or as Seller otherwise directs Licensee in writing from time to time (the “Licensee Direction”). Notwithstanding anything to the contrary in this Agreement, Seller shall not amend, replace or revoke the Licensee Direction prior to the end of the Term without the prior written consent of Purchaser.
(b)If Purchaser receives any payment on account of the Retained Accounts or any other Excluded Asset, Purchaser shall:
(i)hold such payment in trust for the benefit of Seller;
(ii)have no right, title or interest whatsoever in such payment; and
(iii)promptly, and in any event no later than ten (10) Business Days following the receipt by Purchaser of such payment, remit the full amount thereof that comprises the Retained Accounts or such other Excluded Asset to the Seller Account by wire transfer of immediately available funds, without set-off, withholding or deduction of any kind.
(c)If Seller receives any payment on account of the Purchased Accounts (other than the Purchase Price), Seller shall:
(i)hold such payment in trust for the benefit of Purchaser;
(ii)have no right, title or interest whatsoever in such payment; and
(iii)promptly, and in any event no later than ten (10) Business Days following the receipt by Seller of such payment, remit the full amount thereof that comprises the Purchased Accounts to the Escrow Account by wire
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transfer of immediately available funds, without set-off, withholding or deduction of any kind, following which Seller shall, jointly with Purchaser in accordance with the Escrow Agreement, direct the Escrow Agent to immediately distribute such funds to Purchaser in accordance with the Escrow Agreement.
(d)Without limiting the generality of Section 2.3, if, notwithstanding the last sentence in Section 5.6 of the License Agreement, Licensee sets off or credits against any Accounts that are Purchased Accounts (i) any amount owing from Seller to the Licensee in respect of any right of Licensee against Seller arising from or in connection with any matter, or (ii) any amount on account of any overpayment of Royalty Payments by Licensee to Seller in respect of Net Sales of the Relevant Product in the Territory that occurred during the period prior to the Purchased Accounts Period, (the amounts referred to in clause (i) and (ii), the “Seller Obligation”), or if Licensee makes any other adjustment to the Purchased Accounts on account of any Seller Obligation, then Seller shall promptly (and in any event no later than ten (10) Business Days) following the date on which Seller becomes aware of such set-off, credit or other adjustment, notify Purchaser, in writing, thereof, remit to the Escrow Account funds in an amount equal to such set off, credit or other adjustment, without set off, withholding or deduction of any kind, and thereafter jointly with Purchaser in accordance with the Escrow Agreement direct the Escrow Agent to immediately distribute such funds to Purchaser.
(e)If, notwithstanding the last sentence of Section 5.6 of the License Agreement, at any time (including following the completion of any inspection or audit under Section 6.5 of the License Agreement):
(i)Licensee sets-off or credits against the Retained Accounts or any other payments that Licensee owes to Seller in connection with any matter other than the Purchased Accounts, all or a portion of any overpayment of the Purchased Accounts (any such overpayment, a “Purchased Accounts Overpayment”), or if Licensee makes any other adjustment to the Retained Accounts or any such other payments on account of any Purchased Accounts Overpayment, then Purchaser shall promptly (and in any event within ten (10) Business Days) following receipt of a written request from Seller (which request shall include reasonable supporting details) reimburse to Seller the amount of such set-off, credit or other adjustment (not to exceed the Purchased Accounts Overpayment), without set off, withholding or deduction of any kind, by payment to the Seller Account; or
(ii)Licensee sets-off or credits against the Purchased Accounts all or a portion of any overpayment of Royalty Payments in respect of any Net Sales of the Relevant Product in the Territory that occur in any calendar year from and after January 1, 2026, but only if such overpayments of Royalty Payments were received by Seller as Retained Accounts, (any such overpayment, a “Retained Accounts Overpayment”), or if Licensee makes any other adjustment to the Purchased Accounts on account of any Retained Accounts Overpayment, then Seller shall promptly (and in any event within ten (10) Business Days) following receipt of a written request from Purchaser (which request shall include reasonable supporting details) remit to the Escrow Account funds in an amount equal to such set-off, credit or other adjustment (not to exceed the Retained Accounts Overpayment), without set off, withholding or deduction of any kind, and thereafter jointly with Purchaser in accordance with the Escrow Agreement direct the Escrow Agent to immediately distribute such funds to Purchaser.
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1.2Royalty Reports; Notices; Correspondence
(a)Promptly (and in any event no later than five (5) Business Days) following the receipt by Seller from Licensee of (i) a Royalty Report or (ii) any material written notice or material written correspondence relating to, involving or affecting, (A) the Purchased Accounts (including written notice of any Royalty Reduction, written notice of any sublicense pursuant to Section 3.4 of the License Agreement, written notice of any Valid Claim Requirement (as defined in the License Agreement) pursuant to Section 5.5.3 of the License Agreement, written notice of any alleged or threatened infringement of any Xencor Patent pursuant to Section 8.3.1 of the License Agreement, a Notice of Enforcement as defined in, and pursuant to, Section 8.3.2 of the License Agreement, or a notice of breach or termination pursuant to Section 11.2 of the License Agreement) or (B) any other material right of Purchaser under this Agreement relating to the Purchased Accounts, Seller shall furnish a copy of such Royalty Report or such notice or correspondence to Purchaser.
(b)Except for notices and correspondence required to be given or made by Seller (i) under the License Agreement or (ii) by Applicable Law, Seller shall not send any notice or correspondence to Licensee relating to, involving or affecting, the Purchased Accounts or any material right of Purchaser under this Agreement relating to the Purchased Accounts, in each case, without the prior written consent of Purchaser, unless the sending of such notice or correspondence would not reasonably be expected to adversely affect the value of the Purchased Accounts (including the timing, amount or duration thereof) or the exercise by Purchaser of its material rights under this Agreement relating to the Purchased Accounts. Seller shall, promptly (and in any event no later than five (5) Business Days) following the delivery thereof by Seller to Licensee, provide to Purchaser a copy of any material notice or material correspondence sent by Seller to Licensee relating to, involving or affecting, the Purchased Accounts or any material right of Purchaser under this Agreement relating to the Purchased Accounts.
1.3Audits of Licensee’s Records
(a)Seller and Purchaser shall consult with each other as set forth in this Section 5.3 regarding the timing, manner and conduct of any inspection or audit of the Licensee’s records with respect to the Accounts pursuant to Section 6.5 of the License Agreement. The Seller shall retain the exclusive right to inspect and audit, at Seller’s sole cost and expense, Licensee’s records at any time and from time to time at its sole discretion for payments relating to periods prior to the Purchased Accounts Period, provided, however, that Seller shall consult with Purchaser prior to initiating any such inspection and audit. It being expressly understood that Seller can proceed with any audit without the approval or consent of Purchaser.
(b)Seller may, and if requested in writing by Purchaser, shall, cause a nationally recognized independent certified public accountant to inspect or audit Licensee’s relevant records solely with respect to matters related to the Accounts pursuant and subject to Section 6.5 of the License Agreement; provided, however, that Purchaser shall not be entitled to request such an inspection or audit more frequently than once in any calendar year. With respect to any such inspection or audit, Seller shall select such nationally recognized independent certified public accountant as Purchaser shall recommend for such purpose (provided that such independent certified public accountant is reasonably acceptable to Seller and Licensee). All of the out-of-pocket costs and expenses of any such inspection or audit carried out at the request of Purchaser (including the fees and expenses of the independent certified public accountant selected for such inspection or audit) that would otherwise be borne by Seller pursuant to the License Agreement shall instead be borne by Purchaser and reimbursed to the Seller Account promptly upon written request (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement).
(c)All of the costs and expenses of any inspection or audit initiated by Seller under Section 6.5 of the License Agreement solely with respect to matters unrelated to the Accounts (including the fees and expenses of the independent certified public accountant selected for
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such inspection or audit) shall be borne by Seller. Seller shall provide Purchaser at least ten (10) Business Days prior written notice before Seller initiates an inspection or audit under Section 6.5 of the License Agreement solely with respect to matters unrelated to the Accounts. If, no later than five (5) Business Days after Purchaser receives such a notice, Purchaser reasonably requests (by written notice to Seller) that additional matters solely related to the Accounts be included in such inspection or audit, then Seller shall include such additional matters subject to the terms of Section 6.5 of the License Agreement (such inspection or audit, a “Purchaser Participated Audit”); provided that the out-of-pocket costs and expenses of a Purchaser Participated Audit that would otherwise be borne by Seller pursuant to the License Agreement shall instead be borne by Seller and Purchaser on a pro rata basis that reflects the portion of the total amounts received by each of them from Licensee pursuant to the License Agreement on account of royalty payments, fees and milestone payments in respect of the calendar year that is the subject of the Purchaser Participated Audit, and Purchaser shall promptly, upon written request from Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), reimburse Seller for Purchaser’s share of such costs and expenses.
(d)If, following the completion of any inspection or audit under Section 6.5 of the License Agreement, Licensee is required to make additional payments to Seller for underpayment of Accounts, then such payments received, after deduction and reimbursement of the Parties’ out-of-pocket costs and expenses (including the fees and expenses of the independent certified public accountant selected for such inspection or audit) borne by the Parties in connection with such inspection or audit pursuant to Section 5.3(b) or Section 5.3(c) (and that are not to be reimbursed pursuant to Section 5.3(e)), shall be allocated among, and paid to, the Parties, in proportion to their respective entitlements to the Accounts in respect of the calendar year that was the subject of the inspection or audit.
(e)If, following the completion of any inspection or audit under Section 6.5 of the License Agreement, Licensee reimburses Seller for the costs and expenses of such inspection or audit pursuant to Section 6.5 of the License Agreement, Seller shall promptly (and in any event within five (5) Business Days) following receipt by Seller of such reimbursement remit to Purchaser a pro rata amount of such reimbursement based on the portion of the costs and expenses of such inspection or audit that were paid, respectively, by Purchaser and Seller pursuant to Section 5.3(b) or Section 5.3(c).
1.4Performance of License Agreement; Amendments
Seller shall not:
(a)breach any of the provisions of the License Agreement if the effect of such breach would reasonably be expected to result in a Material Adverse Change, and Seller shall use reasonable best efforts (in consultation with Purchaser) to cure any such breach by Seller of the License Agreement in a timely manner;
(b)forgive, release or compromise any amount owed to or becoming owing to Seller under the License Agreement, which amount would otherwise constitute the Purchased Accounts, without prior written consent of Purchaser (in its sole discretion); and
(c)assign, amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, (each, a “Modification”) all or any provision of the License Agreement without the prior written consent of Purchaser (in its sole discretion) if such Modification would reasonably be expected to result in a Material Adverse Change (it being understood and agreed that a proposed Modification to the provisions of the License Agreement governing the obligation to make the Royalty Payments or the Milestone Payment, the amount or calculation of the Royalty Payments or the
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Milestone Payment or the procedures or timing for payment of the Royalty Payments or the Milestone Payment shall be deemed to have such an effect).
1.5Enforcement of License Agreement
(a)Promptly upon Seller becoming aware of a breach of or default under, or an alleged breach of or default under, the License Agreement by Licensee that, individually or in the aggregate with other alleged or actual breaches or defaults by Licensee, could reasonably be expected to result in a Material Adverse Change, Seller shall (i) promptly (but in any event within five (5) Business Days) provide written notice to Purchaser describing in reasonable detail the relevant breach or default, and (ii) proceed in consultation with Purchaser. Seller may, and if requested in writing by Purchaser, shall, take commercially reasonable actions (including selecting legal counsel reasonably satisfactory to Purchaser and commencing legal action against Licensee) to enforce compliance by Licensee with the relevant provisions of the License Agreement.
(b)Purchaser shall, promptly (and in any event within ten (10) Business Days) following receipt of a written request from Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), reimburse Seller for all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller as a result of Seller taking any action at the request of Purchaser pursuant to Section 5.5. To the extent not previously reimbursed by Purchaser, the amount of all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller in connection with such enforcement shall be deducted from Proceeds of the enforcement of Licensee’s obligations under the License Agreement pursuant to this Section 5.5 and retained by Seller. Thereafter such Proceeds shall be used to reimburse Purchaser for all amounts reimbursed to Seller by Purchaser pursuant to this Section 5.5(b), and the balance of such Proceeds shall be allocated between the Parties in a manner that reflects their respective entitlements to the Accounts during the relevant period of time to which the enforcement action relates, as determined by the Parties, acting in good faith. For purposes of this Section 5.5(b), “documented” costs and expenses refer to individually identifiable costs and expenses that are evidenced by a written invoice or other supporting documentation that provides a reasonably detailed description of the matters giving rise to such costs and expenses.
1.6Assignments of License Agreement
(a)Promptly (and in any event within five (5) Business Days) following receipt by Seller of a written request from Licensee for consent to assign the License Agreement (in whole or in part) pursuant to Section 13.6 of the License Agreement, Seller shall provide written notice thereof to Purchaser. Seller not grant or withhold such consent without the prior written consent of Purchaser.
(b)Seller shall not assign the License Agreement (in whole or in part) without the prior written consent of Purchaser. Notwithstanding the foregoing, Purchaser’s consent shall not be required in connection with any assignment of the License Agreement by Seller that does not require Licensee’s consent pursuant to Section 13.6 of the License Agreement, provided that:
(i)the assignee shall agree in writing to be bound by the provisions of this Agreement as though it was Seller, such agreement to be in form and substance satisfactory to Purchaser;
(ii)such assignment shall not result in any deduction or withholding by Licensee of any taxes resulting from such assignee’s tax status or such assignee being a party to the License Agreement;
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(iii)Seller shall provide written notice of any such assignment to Purchaser promptly (and in any event within five (5) Business Days) following the completion thereof; and
(iv)in connection with any assignment of the License Agreement by Seller pursuant to clause (b) of Section 13.6 of the License Agreement, Seller shall remain liable and responsible for the performance and observance of all duties and obligations of the assignee under this Agreement,
(a “Permitted Seller Assignment”).
1.7Termination of License Agreement; Sublicensee Direct License
(a)Within five (5) Business Days of Seller becoming aware of the occurrence of any event that gives rise to a right on the part of Seller to terminate the License Agreement pursuant to Section 11.2 of the License Agreement, Seller shall provide written notice of such occurrence to Purchaser and consult with Purchaser in determining whether or not to exercise Seller’s right to terminate the License Agreement pursuant to such Section of the License Agreement. In any event, Seller shall not exercise its right to terminate the License Agreement pursuant to Section 11.2 of the License Agreement or otherwise, or agree with Licensee to terminate the License Agreement in whole or in part, except with the prior written consent of Purchaser.
(b)If, upon termination of the License Agreement, one or more Sublicensee Direct Licenses come into effect in accordance with Section 3.4 of the License Agreement:
(i)Seller’s rights and obligations under this Agreement in respect of the License Agreement shall, from and after the effective date of such termination of the License Agreement, apply in respect of each Sublicensee Direct License, mutatis mutandis; and
(ii)as soon as practicable following the effective date of such Sublicensee Direct License, Purchaser and Seller shall cooperate with one another to make mutually agreed amendments to this Agreement and to the Bill of Sale to give effect to clause (i) above.
Without limiting the generality of the foregoing, in such circumstances, references in this Agreement to the License Agreement shall be deemed to include each Sublicensee Direct License, and the provisions of this Agreement shall be construed accordingly.
1.8Confidentiality
(a)Subject to this Section 5.8, Purchaser shall keep confidential and not disclose to any Person (other than its Affiliates and its and its Affiliates’ Representatives (collectively, “Purchaser Recipients”)) and shall cause the Purchaser Recipients to keep confidential and not disclose to any Person, any Confidential Information. Purchaser shall, and shall cause the Purchaser Recipients to, use the Confidential Information solely in connection with Purchaser’s administration of the Transaction Documents (and not for any other purpose). The foregoing obligations shall continue until the later of (x) the termination of this Agreement and (y) the date of expiration of the confidentiality obligations of Seller under the License Agreement.
(b)“Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this Agreement) concerning or relating to Seller, Seller’s Affiliates, this Agreement, Licensee, the License Agreement, the Relevant Product, the Accounts and any information considered to be Confidential Information under the License Agreement that is furnished to Purchaser or its Representatives by or on behalf of Seller, including (i) this Agreement and the License Agreement, and (ii) any Royalty Reports, Modifications, assignments, notices, requests,
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correspondence, documents or other information furnished pursuant to this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (A) was known by Purchaser or any of its Representatives on a non-confidential basis at the time such information was disclosed to Purchaser or its Representatives in accordance herewith or in accordance with the Confidentiality Agreement (as defined below), as evidenced by its written records or other competent evidence; (B) was or becomes generally available to the public (other than as a result of a disclosure by Purchaser or the Purchaser Recipients in violation of this Agreement); (C) became or becomes known to Purchaser or any of the Purchaser Recipients on a non-confidential basis from a source other than Seller, its Affiliates, Licensee and Seller’s, Seller’s Affiliates’, or Licensee’s Representatives (and without any breach of this Agreement or the Confidentiality Agreement by Purchaser or the Purchaser Recipients); provided that Purchaser or the relevant Purchaser Recipient was not aware that the source of such information was breaching any legal, contractual or fiduciary obligation to Seller, Seller’s Affiliates, or Licensee by making disclosure; or (D) is or has been independently developed by Purchaser or any of the Purchaser Recipients without use of or reference to the Confidential Information, as evidenced by its written records or other competent evidence.
(c)If Purchaser or any of the Purchaser Recipients is requested by a governmental or regulatory or self-regulatory authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory or self-regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, Purchaser shall promptly, to the extent permitted by Applicable Law, notify Seller in writing of such request or requirement so that Seller, Seller’s Affiliate, or Licensee may seek an appropriate protective order or other appropriate remedy (and if Seller, Seller’s Affiliate or Licensee seeks such an order or other remedy, Purchaser will provide such cooperation, at Seller’s sole expense, as Seller shall reasonably request). If no such protective order or other remedy is obtained and Purchaser or the relevant Purchaser Recipients are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, Purchaser or the applicable Purchaser Recipients, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that Purchaser or the applicable Purchaser Recipients, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at Seller’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. Notwithstanding the foregoing, notice to Seller shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over Purchaser or any of the Purchaser Recipients, as the case may be, or (ii) in connection with a routine examination by a regulatory or self-regulatory examiner, where in each case of the immediately preceding clauses (i) and (ii), such request or examination does not expressly reference Seller, its Affiliates, the Royalty Payments, the Milestone Payment or this Agreement.
(d)Notwithstanding anything herein to the contrary, nothing in this Section 5.8 shall be construed to restrict Purchaser from:
(i)including disclosure of the Purchase Price and the amount and nature of the Purchased Accounts in the footnotes to Purchaser’s audited annual financial statements, to the extent so required by Purchaser’s independent accountants, or including comparable disclosure in Purchaser’s unaudited quarterly financial statements; and
(ii)providing copies of the audited annual and unaudited quarterly financial statement, the Transaction Documents and any Royalty Reports, Modifications, assignments, notices, requests, correspondence, documents or other information furnished pursuant to this Agreement, to Purchaser’s existing or prospective lenders or investors, or its direct or indirect beneficial owners, as long as such lenders, investors or beneficial owners have agreed to be bound by the provisions of this Section 5.8 or
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are otherwise subject to obligations of confidentiality comparable to those set forth in this Agreement.
(e)Effective upon the date hereof, the Confidentiality Agreement dated June 7, 2023 (the “Confidentiality Agreement”), between Seller and Purchaser shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 5.8.
1.9Public Announcement; Disclosure
(a)Neither Party shall make or cause to be made any filing, press release or similar public announcement or communication regarding the execution of this Agreement or the terms and conditions of this Agreement without the prior written consent of the other Party, provided that the Parties have agreed to issue a press release in the form attached hereto as Exhibit F to announce the transaction consummated under this Agreement following the Closing.
(b)Either Party may disclose this Agreement, or any of the terms and condition hereof, to the extent that such Party believes in good faith that such disclosure is required to comply with Applicable Law or any Judgment, or in connection with the enforcement of its rights hereunder through legal process.
1.10Enforcement of Listed Patents
(a)Promptly (and in any event within five (5) Business Days) following Seller becoming aware of any alleged or threatened infringement of any of the Listed Patents to the extent relating to the Relevant Product (a “Specified Infringement”), Seller shall provide written notice thereof to Purchaser, together with a copy of the notice provided to, or received from, Licensee pursuant to Section 8.3.1 of the License Agreement. Promptly thereafter, Seller and Purchaser shall consult with each other with a view to determining the appropriate course of action to take with respect to such Specified Infringement. Purchaser acknowledges Seller’s obligation to confer with Licensee with respect to such matters in the circumstances described in Section 8.3.2 of the License Agreement.
(b)Seller may, and if requested in writing by Purchaser, shall, proceed, in consultation with Purchaser, to institute such a suit or other legal proceeding and to use commercially reasonable efforts to enforce the Listed Patents, and to exercise such rights and remedies, relating to such Specified Infringement as shall be available to Seller under Applicable Law, but, in each case, subject to the terms and conditions of the License Agreement and only to the extent the Specified Infringement would reasonably be expected to result in a Material Adverse Change on the rights of Purchaser. In connection with any such enforcement of the Listed Patents by Seller, Seller shall:
(i)employ lead counsel that is acceptable to Purchaser, acting reasonably;
(ii)keep Purchaser reasonably apprised of material developments, material filings and strategic decisions to be made from time to time, including sharing drafts of substantive filings in advance of filing deadlines if requested by Purchaser, reasonably taking the comments of Purchaser in respect of such material developments, material filings and strategic decisions into account; and
(iii)not settle or otherwise resolve any dispute relating to a Specified Infringement without the prior written consent of Purchaser.
With respect to any enforcement by Seller pursuant to this Section 5.10, nothing contained herein shall limit Purchaser from retaining separate counsel who shall be permitted, where reasonably practicable, to consult with the lead counsel for such enforcement selected pursuant to this Section.
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(c)Purchaser shall, promptly (and in any event within ten (10) Business Days) following receipt of a written request from Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), reimburse Seller for all documented costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller as a result of Seller’s enforcement of any of the Listed Patents for Specified Infringement at the request of Purchaser. To the extent not previously reimbursed by Purchaser, the amount of all documented costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller in connection with such enforcement of the Listed Patents under this Section 5.10 shall be deducted from the Proceeds of the enforcement of the Listed Patents for Specified Infringement. Thereafter such Proceeds shall be used to reimburse Purchaser for all amounts reimbursed to Seller by Purchaser pursuant to this Section, and the balance of the Proceeds shall be allocated among and paid to the Parties in proportion to their respective entitlements to the Accounts during the relevant period of time to which the enforcement action relates, as determined by the Parties, acting in good faith. For the avoidance of doubt, to the extent Seller’s enforcement of any of the Listed Patents is not for Specified Infringement at the request of Purchaser, Seller shall be responsible for all costs and expenses of enforcement, and Seller shall be entitled to the Proceeds.
1.11Prosecution, Maintenance and Defense of Listed Patents.
(a)Seller shall use commercially reasonable efforts to:
(i)prosecute and maintain the Listed Patents;
(ii)cause all required prosecution and maintenance fees and like payments with respect to the Listed Patents to be paid when due;
(iii)not disclaim or finally abandon any of the Listed Patents without filing a continuation application, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of any of the Listed Patents; and
(iv)diligently defend any Listed Patents against interference or like proceedings by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction, except, in each case of clauses (i), (ii), (iii) and (iv) with respect to any Listed Patent where the failure to prosecute, maintain or defend such Listed Patent would not reasonably be expected to result in a Material Adverse Change, where the failure to cause any such payments to be made in respect of such Listed Patent would not reasonably be expected to result in a Material Adverse Change, or where such disclaimer or abandonment of such Listed Patent would not reasonably be expected to result in a Material Adverse Change. At the reasonable written request by Purchaser from time to time, Seller shall keep Purchaser reasonably informed regarding the prosecution and maintenance of any Listed Patents.
(b)Without limitation of Section 5.1(a), Seller shall use all reasonable efforts to cause the Supplementary Protection Certificates based on EP 2 808 343 to be granted (whether on application or appeal, as appropriate) in Germany and France. In connection with each such application and/or appeal, as appropriate, Seller shall keep Purchaser reasonably apprised of material developments, material filings, and strategic decisions to be made from time to time, including sharing drafts of substantive filings in advance of filing deadlines if requested by Purchaser, and reasonably taking the comments from Purchaser in respect of such material developments, material filings and strategic decision into account, provided that in the event of any disagreement, Seller has sole control over the prosecution and filing of the Supplemental Protection Certificates.
(c)All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with the prosecution, maintenance and defense of the Listed Patents shall
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be borne by Seller (except that the costs and expenses for defense of the Listed Patents in the context of an enforcement action as described in Section 5.10 shall be allocated according to Section 5.10).
(d)In relation to any Listed Patent, the Sellers, (i) shall use all reasonable efforts to cause each Listed Patent to be opted out from the exclusive jurisdiction of the Unified Patent Court such patents (in accordance with Article 83(3) of the Council Agreement on a Unified Patent Court (no. OJ 2013 C 175/01)), and (ii) shall notify Purchaser in the event that it wishes to withdraw any such opt-out from the exclusive jurisdiction of the Unified Patent Court in respect of such patents (in accordance with Article 83(4) of Agreement no. OJ 2013 C 175/01). In the event that the Sellers wish to do (ii) above, Seller shall provide their notice in good time to Purchaser, so that Purchaser may provide any comments and/or recommendations on the matter, and Seller shall take Purchaser’s comments and/or recommendations reasonably into account, provided that in the event of any disagreement, Seller has sole control over the matter.
1.12Tax Matters
(a)Seller and Purchaser agree that for United States federal income tax purposes and, to the extent applicable, U.S. state, local, non-income and non-U.S. tax purposes, the transactions contemplated by this Agreement are intended to be treated as a sale. The Parties shall file tax returns consistent with the foregoing and shall not take a position inconsistent with the foregoing unless required pursuant to a “determination” that is final within the meaning of Section 1313 of the Code. If there is an inquiry by any taxing authority of Seller or Purchaser related to matters addressed in this Section 5.12, the Parties shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.12.
(b)Purchaser agrees:
(i)to notify Seller and the Escrow Agent in writing as soon as practicable, but in any event at least ten (10) Business Days (if known at such time) prior to the next payment of any Purchased Accounts or other amount due to Purchaser hereunder, if (A) Purchaser becomes ineligible to use or deliver any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement, or (B) any Applicable Withholding Certificate, other tax form or information furnished in connection therewith or with this Agreement that was previously delivered pursuant to this Agreement ceases to be accurate or complete; and
(ii)to the extent it is legally eligible to do so, to provide to Seller and the Escrow Agent any additional tax forms or information relating to any Applicable Withholding Certificate (A) upon reasonable request by Seller or the Escrow Agent and (B) subject to 5.12(b)(i)(A), promptly upon any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement becoming obsolete.
(c)All payments to Purchaser under this Agreement shall be made without any deduction or withholding for or on account of any tax, provided that, if Seller reasonably determines in consultation with Purchaser that deduction or withholding of any tax has become required from any amount payable hereunder (but for this sentence) to Purchaser, then Seller shall be entitled to deduct (or cause to be deducted) such tax prior to remittance to Purchaser, provided, further, that Seller shall provide reasonable advance written notice to Purchaser of its intention to withhold and shall provide Purchaser a reasonable opportunity to take (with Seller’s cooperation) any measures that could reduce or eliminate the amount of such withholding. Seller shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 5.12 to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Purchaser. Seller shall use commercially reasonable efforts to give or cause to be given to Purchaser such assistance and such information concerning the reasons for deduction as may be reasonably necessary to enable Purchaser to claim appropriate exemption
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therefrom, or credit therefor, and, in each case, shall furnish Purchaser with proper evidence of the taxes withheld and remitted to the relevant taxing authority.
(d)All payments to Seller under this Agreement shall be made without any deduction or withholding for or on account of any tax, provided that, if Purchaser reasonably determines in consultation with Seller that deduction or withholding of any tax has become required from any amount payable hereunder (but for this sentence) to Seller, then Purchaser shall be entitled to deduct (or cause to be deducted) such tax prior to remittance to Seller, provided, further, that Purchaser shall provide reasonable advance written notice to Seller of its intention to withhold and shall provide Seller a reasonable opportunity to take (with Purchaser’s cooperation) any measures that could reduce or eliminate the amount of such withholding. Purchaser shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 5.12 to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Seller. Purchaser shall use commercially reasonable efforts to give or cause to be given to Seller such assistance and such information concerning the reasons for deduction as may be reasonably necessary to enable Seller to claim appropriate exemption therefrom, or credit therefor, and, in each case, shall furnish Seller with proper evidence of the taxes withheld and remitted to the relevant taxing authority.
1.13Further Assurances
From and after the date hereof, each Party shall, at the sole cost and expense of the requesting Party (including reimbursement of the non-requesting Party’s documented, reasonable, out-of-pocket legal fees and expenses), execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
1.14Seller’s Name, Jurisdiction and Type
Seller shall provide to Purchaser at least thirty (30) days written notice prior to any change to its legal name, jurisdiction of formation or entity type.
Article 6
THE CLOSING
1.1Closing
The closing of the purchase and sale of the Purchased Accounts contemplated hereby (the “Closing”) shall take place contemporaneously with the execution or delivery of the closing deliverables set forth in this Article 6, on the date hereof, via the electronic (including email of PDF-format documents) exchange of signatures and documents.
1.2Closing Deliverables of Seller
At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:
(a)the Bill of Sale executed by Seller;
(b)a certificate of an executive officer of Seller setting forth the incumbency and specimen signature of the officer or officers of Seller who have executed and delivered the Transaction Documents, and attaching a copy of the organizational documents of Seller;
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(c)the Financing Statements, reasonably satisfactory to Purchaser, pursuant to Section 2.1(b);
(d)the Licensee Consent executed by Seller and Licensee;
(e)the Escrow Agreement executed by Seller and the Escrow Agent; and
(f)a copy of the Licensee Direction executed by Seller.
1.3Closing Deliverables of Purchaser
At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:
(a)the Bill of Sale executed by Purchaser;
(b)the Escrow Agreement executed by Purchaser and the Escrow Agent;
(c)an Applicable Withholding Certificate, duly executed by Purchaser; and
(d)payment of the Closing Payment in accordance with Section 2.2.
Article 7
INDEMNIFICATION
1.1Obligations of Parties to Indemnify
(a)Subject to the limitations set forth in this Article 7, from and after the Closing, Seller shall indemnify Purchaser against any and all losses, liabilities, expenses (including reasonable attorneys’ fees and expenses) and damages (collectively, “Losses”) incurred by Purchaser or its limited partners, general partners, directors, officers, employees or agents (each, a “Purchaser Indemnified Party”), to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Seller in this Agreement;
(ii)any breach of any covenant or agreement of Seller contained in any of the Transaction Documents; and
(iii)the other Excluded Liabilities and Obligations.
(b)Subject to the limitations set forth in this Article 7, from and after the Closing, Purchaser shall indemnify Seller against any and all Losses incurred by Seller or its directors, officers, employees or agents (each, a “Seller Indemnified Party”), to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Purchaser in this Agreement; and
(ii)any breach of any covenant or agreement of Purchaser contained in any of the Transaction Documents.
1.2Procedures Relating to Indemnification for Third Party Claims.
(a)In order for a Party (an “Indemnified Party”) to be entitled to any indemnification under this Article 7 in respect of Losses arising out of or involving a claim or demand made by
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any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must, promptly after its receipt of notice of the commencement of such Third Party Claim, notify the Party from whom indemnification is sought under this Article 7 (the “Indemnifying Party”) in writing (including in such notice a brief description of such Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article 7 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.
(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party elects to assume the defense of any Third Party Claim and thereafter defends the Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, or if the Indemnifying Party ceases to defend the Third Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third Party Claim through counsel chosen by the Indemnified Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).
(c)The Parties shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim and which does not impose any non-monetary penalties on the Indemnified Party and releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim. Regardless of whether the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not be entitled to be indemnified or held harmless pursuant to this Article 7 if the Indemnified Party shall settle such Third Party Claim without the prior written consent of the Indemnifying Party.
1.3Procedures Relating to Indemnification for Other Claims
In order for an Indemnified Party to be entitled to any indemnification under this Article 7 in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or
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estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article 7 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.
1.4Limitations on Indemnification
(a)Notwithstanding anything in this Agreement to the contrary, other than with respect to any fraud, wilful misconduct or intentional misrepresentation, Seller shall not have any liability under clause (i) of Section 7.1(a):
(i)unless the aggregate liability for all Losses suffered by the Purchaser Indemnified Parties thereunder exceeds [***]% of the Closing Payment, in which case Seller shall pay the full amount of all such Losses (from the first dollar thereof) without regard to the foregoing threshold; or
(ii)[***].
(b)Notwithstanding anything in this Agreement to the contrary, other than with respect to any fraud, wilful misconduct or intentional misrepresentation, Purchaser shall not have any liability under clause (i) of Section 7.1(b):
(i)unless the aggregate liability for all Losses suffered by the Seller Indemnified Parties thereunder exceeds [***]% of the Closing Payment, in which case Purchaser shall pay the full amount of such Losses (from the first dollar thereof) without regard to the foregoing threshold; or
(ii)[***].
1.5Survival of Representations and Warranties
The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 7.1 and shall terminate on the date that is eighteen (18) months following the date hereof, other than the representations and warranties in Section 3.1, Section 3.2, Section 3.3 (but only with respect to clause (c)), Section 3.4, Section 3.9(b), Section 3.11(c), Section 4.1 and Section 4.2 (the “Fundamental Representations”), which shall survive the Closing solely for purposes of Section 7.1 and shall terminate at the end of the Term. No Party shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other Party shall have delivered a notice to such Party, pursuant to Section 7.2(a) or Section 7.3, claiming such a liability or obligation under Section 7.1, prior to the date that is eighteen (18) months following the date hereof or, in the case of Fundamental Representations, prior to the end of the Term.
1.6Exclusive Remedy; Specific Performance
(a)The Parties acknowledge and agree that, from and after the Closing, this Article 7 (including Section 7.4 and Section 7.5) shall provide the Parties’ sole and exclusive monetary remedy with respect to any matter or claim arising out of, relating to or in connection with any of the Transaction Documents or any of the transactions contemplated thereby, except that any such claim or matter based upon fraud shall not be subject to or limited by this Article 7. All indemnification payments made by Seller hereunder shall be treated by the Parties as adjustments to the Purchase Price for tax purposes unless otherwise required by Applicable Law.
(b)Each of the Parties further acknowledges and agrees that the other Party would be damaged irreparably in the event that any of the covenants and agreements set forth in this
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Agreement are not performed in accordance with their specific terms or are otherwise breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.
1.7Limitations on Damages
(a)Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, in no event, other than circumstances of fraud, shall either Party be liable (including under Section 7.1) for any (a) lost profits or damages based on a multiple of earnings, cash flow, revenue or other metric of the other Party, (b) special, exemplary, punitive, multiple or consequential damages or (c) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case of clauses (a), (b) and (c), of the other Party, whether or not caused by or resulting from the actions of such Party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents and whether in contract, tort or breach of statutory duty or otherwise, even if such Party has been advised of the possibility of such damages.
(b)For greater certainty, (i) nothing in this Section 7.7 shall have the effect of precluding the recovery of damages in respect of amounts that would otherwise have comprised the Purchased Accounts, notwithstanding that the loss of a receivable or a payment in the nature of the Purchased Accounts might otherwise be characterized as a pure economic loss, and (ii) Purchaser shall be entitled to make indemnification claims in respect of any portion of the Purchased Accounts that Purchaser was or would have been entitled to receive but did not receive timely or at all due to any indemnifiable event under this Agreement, and such portion of the Purchased Accounts shall not be deemed special, exemplary, punitive, multiple or consequential damages for any purpose of this Agreement.
1.8Payments
Each Party shall make all payments required to be made by it pursuant to this Article 7 by wire transfer of immediately available funds to the bank account specified in writing by the other Party from time to time.
Article 8
MISCELLANEOUS
1.1Term
The term of this Agreement (the “Term”) will commence on the date hereof and will end on later to occur of (i) the day on which Purchaser has received the final payment of Accounts on account of the Purchased Accounts that Licensee is required to make pursuant to Section 5.6 of the License Agreement or (ii) in the circumstances of Section 5.7(b), the day on which Purchaser has received the final payment of Accounts on account of the Purchased Accounts that Sublicensees are required to make pursuant to the Sublicensee Direct Licenses.
1.2Notices
(a)All notices, consents, waivers, requests and other communications hereunder shall be in writing, addressed to the recipient as set out below, and shall be effective (i) upon receipt when sent by an overnight courier, (ii) on the date personally delivered to an authorized officer of the Party to which sent, in all cases, with a copy emailed to the recipient at the applicable address, or (iii) on the date the email is sent if confirmation of receipt is received or
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the recipient otherwise acknowledges receipt. The foregoing will be addressed to the recipient as follows:
(i)if to Seller, to:
Xencor, Inc.
465 North Halstead Street, Suite 200
Pasadena, CA 91107
Attention:    Celia Eckert
Email:        ceckert@xencor.com
With a copy to:
Paul Hastings LLP
4655 Executive Dr., Suite 350
San Diego, CA 91107
Attention:    Deyan Spiridonov
Email:        spiri@paulhastings.com
(ii)if to Purchaser, to:
OCM Life Sciences Portfolio LP
c/o OCM Life Sciences Portfolio G.P. Inc.
100 Adelaide St. W, Suite 900
Toronto, ON M5H 0E2 Canada
Attention:     [***]
Email:    [***]
With a copy to:
OMERS Private Equity Inc.
100 Adelaide St. W, Suite 900
Toronto, ON M5H 0E2 Canada
Attention:     [***]
Email:     [***]
(b)Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.
1.3Successors and Assigns
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
(b)Other than in connection with a Permitted Seller Assignment that complies with Section 5.6(b), Seller shall not assign any of its obligations and rights under this Agreement without the prior written consent of Purchaser, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect. Seller shall not, without the prior written consent of Purchaser, hereafter sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its interest in the Listed Patents that could reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Change.
(c)Purchaser shall not assign any of its obligations and rights under this Agreement without the prior written consent of Seller, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect. Notwithstanding the foregoing, Purchaser may assign any of its obligations and rights under this Agreement without
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Seller’s prior written consent to an Affiliate of Purchaser, and Purchaser shall provide written notice of any such assignment to Seller within five (5) Business Days following the completion thereof.
1.4Independent Nature of Relationship
The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form. The Parties recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of the other. For greater certainty, the Parties agree that this Agreement does not, and they do not intend this Agreement to, create a contractual partnership for U.S. federal, state, local or foreign income tax purposes.
1.5Third Party Beneficiaries
Except to the extent contemplated in Section 7.1, this Agreement is for the sole benefit of Seller and Purchaser and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder. Purchaser shall hold the benefit of the indemnities in Section 7.1(a) in trust for the Purchaser Indemnified Parties, and Seller shall hold the benefit of the indemnities in Section 7.1(b) in trust for the benefit of the Seller Indemnified Parties.
1.6Entire Agreement
This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by either Party. All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.
1.7Governing Law
(a)PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts of the State of New York located in New York County, and the U.S. federal district courts of the Southern District of the State of New York (and any appellate court therefrom) in any action or proceeding arising out of or relating to or in connection with this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
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(c)Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to or in connection with this Agreement in any court referred to in Section 8.7(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each of the Parties waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
1.8Waiver of Jury Trial
EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
1.9Severability
If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court, arbiter or Governmental Authority, in each case, of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.
1.10Counterparts
This Agreement may be executed in any number of counterparts, each of which executed counterparts shall constitute an original, and all of which counterparts together shall constitute one and the same instrument. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.
1.11Amendments; No Waivers
Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party in any case shall entitle it to any notice or demand in similar or other circumstances. No course of dealing between the Parties shall be effective to amend, modify, supplement or waive any provision of this Agreement.
1.12Termination
(a)Subject to Section 8.12(b), this Agreement shall continue in full force and effect until the end of the Term, at which point this Agreement shall automatically terminate in its entirety, save for any rights, obligations or claims of either Party which have accrued prior to such termination (along with any corresponding limitations of liability in respect thereof).
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(b)The following provisions shall survive any termination of this Agreement pursuant to this Section 8.12: Article 1 (solely to the extent necessary to give effect to the surviving provisions under this Section 8.12(b)), Section 5.8 (Confidentiality), and the rights, obligations or claims of either Party accruing prior to termination under Section 8.12(a); Article 7 (Indemnification); and this Article 8 (Miscellaneous).
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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

XENCOR, INC.
by
Name:
Title:

Signature page - Royalty Purchase Agreement
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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

OCM LIFE SCIENCES PORTFOLIO LP, by its general partner, OCM LIFE SCIENCES PORTFOLIO G.P. INC.
by
Name:
Title:

Name:
Title:

Signature page – Royalty Purchase Agreement
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EXHIBIT A

FORM OF BILL OF SALE AND ASSIGNMENT
BILL OF SALE AND ASSIGNMENT made as of November 3, 2023 between XENCOR, INC., a corporation existing under the laws of the State of Delaware, as seller (“Seller”), and OCM LIFE SCIENCES PORTFOLIO LP, a limited partnership formed under the laws of the Province of Ontario, as purchaser (“Purchaser”).
WHEREAS Seller and Purchaser have entered into that certain Royalty Purchase Agreement dated as of the date hereof (the “Agreement”) pursuant to which, among other things, Seller has agreed to sell, transfer, assign and convey to Purchaser all of Seller’s right, title and interest in and to the Purchased Accounts. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and in the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as set forth below.
1.Sale and Assignment of Purchased Accounts. Upon the terms of and subject to the conditions of the Agreement, Seller hereby sells, transfers, assigns and conveys to Purchaser all of its right, title and interest in and to the Purchased Accounts.
2.Acceptance. Purchaser hereby accepts such right, title and interest in and to the Purchased Accounts.
3.Excluded Liabilities and Obligations. The Parties hereby agree that (a) none of the Excluded Liabilities and Obligations are assumed by Purchaser, and (b) the Excluded Assets, including the Retained Accounts, and all of the Excluded Liabilities and Obligations are retained by Seller.
4.Other. This Bill of Sale and Assignment (i) is made pursuant to, and is subject to the terms of, the Agreement and (ii) shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective permitted successors and assigns in accordance with the terms of the Agreement. This Bill of Sale and Assignment is for the sole benefit of the Parties and their respective permitted successors and assigns and not for the benefit of any third party. Notwithstanding anything to the contrary contained in this Bill of Sale and Assignment, in the event of any conflict between the terms of this Bill of Sale and Assignment and the terms of the Agreement, the terms of the Agreement will control.
5.Governing Law. PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
6.Amendment, Waiver and Termination. This Bill of Sale and Assignment may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by an authorized representative of each of the Parties.
7.Severability. If any provision of this Bill of Sale and Assignment is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

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8.Headings. The headings in this Bill of Sale and Assignment are for the purpose of reference only and shall not limit or otherwise affect the meaning hereof.
9.Counterparts. This Bill of Sale and Assignment may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.
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IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment to be executed by their respective representatives thereunto duly authorized as of the date first written above.

SELLER: XENCOR, INC.
by
Name:
Title:

PURCHASER: OCM LIFE SCIENCES PORTFOLIO LP, by its general partner, OCM LIFE SCIENCES PORTFOLIO G.P. INC.
by
Name:
Title:

Name:
Title:

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EXHIBIT B

ESCROW AGREEMENT

B-1
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EXHIBIT C

EUROPEAN TERRITORY

Two-Letter Country Code	Country Name
AL	Albania
AD	Andorra
AT	Austria
BY	Belarus
BE	Belgium
BA	Bosnia and Herzegovina
BG	Bulgaria
HR	Croatia
CY	Cyprus
CZ	Czechia
DK	Denmark
EE	Estonia
FI	Finland
FR	France
GE	Georgia
DE	Germany
GR	Greece
HU	Hungary
IS	Iceland
IE	Ireland
IT	Italy
XK	Kosovo
LV	Latvia
LI	Liechtenstein
LT	Lithuania
LU	Luxembourg
MT	Malta
MD	Moldova
MC	Monaco
C-1
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ME	Montenegro
NL	Netherlands
MK	North Macedonia
NO	Norway
PL	Poland
PT	Portugal
RO	Romania
RU	Russia
SM	San Marino
RS	Serbia
SK	Slovakia
SI	Slovenia
ES	Spain
SE	Sweden
CH	Switzerland
TR	Turkey
UA	Ukraine
GB	United Kingdom
VA	Vatican City

C-2
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EXHIBIT D

SELLER ACCOUNT
Bank Name:     JPMorgan Chase
Bank Address:     One Chase Plaza, NY 10005

ABA/Routing#:     021000021
Account Number:     066001633
Reference:     Further Credit To: 52000746
Further Credit To: Xencor, Inc.

SWIFT:     N/A

Remittance Email:    jkuch@xencor.com

D-1
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EXHIBIT E

SELLER DISCLOSURE LETTER

E-1
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EXHIBIT F

PRESS RELEASE
    F-1
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